Exhibit 5.1


                                LAW OFFICES OF
                           PILLSBURY MADISON & SUTRO
LOS ANGELES                  POST OFFICE BOX 7880              ORANGE COUNTY
SAN JOSE                 SAN FRANCISCO, CALIFORNIA 94120       SACRAMENTO
WASHINGTON, D.C.            TELEPHONE (415) 983-1000           MENLO PARK
SAN DIEGO                   TELECOPIER (415) 983-1200          TOKYO
- -------------                                                  HONG KONG
WRITER'S OFFICE AND                                            NEW YORK
DIRECT DIAL NUMBER



                                                     April 6, 1995

Chevron Corporation
225 Bush Street
San Francisco, CA 94104


Ladies and Gentlemen:

     We are acting as counsel for Chevron Corporation ("Chevron'), which is filing this date with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement relating to the proposed sale from time to time by Chevron of up to $600,000,000 in aggregate principal amount of its Debt Securities to be issued under an indenture to be entered into among Chevron and Chemical Bank, as Trustee, in substantially the form filed as Exhibit 4.1 to the Registration Statement (the "Indenture").

     Please be advised that, in our opinion, the Debt Securities, when duly authorized and executed by Chevron and authenticated by the Trustee, all in accordance with the Indenture, and when delivered to and paid for by the purchasers thereof, will be legally issued and binding obligations of Chevron.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. We also consent to the use of our name in the related Prospectus under the heading "Legal Opinions."


                                      Very truly yours,

                                      /s/ Pillsbury Madison & Sutro